Exhibit 4.1
THIS LEASE is dated the day of

BETWEEN:	BARRINGTON BROOK HOLDINGS, INC.

(the "Landlord")
OF THE FIRST PART

AND:	NAYARIT GOLD INC.

(the "Tenant")
OF THE SECOND PART

ARTICLE I
Leased Premises, Term and
Acceptance of the Leased Premises

Section 1.01     Leased Premise

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, premises at Suite 150, 76 Temple Terrace, Sackville, Nova Scotia. Included in, but not limited to, the Leased Premise is the shared use of (i) adjacent outdoor patio; (ii) first floor kitchen; (iii) first floor boardroom and (iv) gym facilities on the lower level) as outlined in blue on the Floor Plan attached as Schedule "A". The Rentable Area of the Leased Premises is 1,480 square feet as outlined in red on the plan annexed hereto as Schedule "A". The premises shall not be measured during the term or any extensions or renewals thereof.

Section 1.02     Use of the Additional Areas

The Tenant’s use of the Leased Premises includes the non-exclusive right of the Tenant and persons having business with the Tenant in common with the Landlord and all others entitled, to the use of those Common Areas and Facilities of the Building as are required incidental to the Tenant’s business operations, subject however to the maximum use of five (5) parking spots and provisions of this Lease, including without limitation, Sections 4.01(b) and 14.01.

Section 1.03     Grant and Term

The Tenant shall, subject to the terms and conditions of this Lease, have and hold the Leased Premises for a period of five (5) years, commencing November 1, 2007, (the Commencement Date) and expiring on September 30, 2012, unless the said term shall sooner be terminated under provisions hereof.

The Tenant shall have the right to renew its Lease for a further period of five (5) years, provided written notice is give at least six (6) months prior to expiry on the same conditions as herein contained save for the Right to Renew and the Net Rent which shall be agreed between parties at least four (4) months prior to the Renewal Term.

Section 1.04     Substitution

At any time the Landlord may substitute for the Leased Premises other premises in the Building (the "New Premises") in which event the New Premises shall be deemed to be the leased Premises for all purposes hereunder, provided that the New Premises shall be similar in area and appropriateness for the Tenant’s purposes and provided that any such substitution is effected for the purpose of the floor on which the Leased Premises are located. If the Tenant is occupying the Leased Premises at the time of such substitution, the Landlord shall pay the reasonable expense of moving the Tenant, its property and equipment to the New Premises and shall, at its sole cost, improve the New Premises with improvements substantially similar to those located in the Leased Premises.

INITIALS
	Tenant	Landlord

ARTICLE II
Rent

Section 2.01     Covenant to Pay

The Tenant covenants with the Landlord to pay Basic Rent, Additional Rent and all amounts regarded as rent in lawful money of Canada without deduction or set off at such place as the Landlord from time to time designates in writing.

The surrender or other termination of this Lease shall not affect the parties’ obligations to make adjustments to Basic Rent, Additional Rent, and all amounts regarded as rent which were not determined at the time of surrender or termination unless otherwise agreed in writing.

Section 2.02     Basic Rent

The Tenant will, pay the Landlord as Basic Rent the following sums annually, payable in consecutive monthly installments, each in advance, on the first day of each calendar month of each rental year, based upon the annual rates per square foot as specified herein per square foot of Rentable Area of the Leased Premises. Basic Rent will be prorated on a daily basis for any fractional month period at the beginning or end of the Term.

	Basic	Basic	Per Square
Lease Year	Annual Rent	Monthly Rent	Foot Rent
First Lease Year
(November 1, 2007 -
September 30, 2008)	$21,460.00	$1,788.33	$14.50
Second Lease Year
(October 1, 2008 -
September 30, 2009)	$21,460.00	$1,788.33	$14.50
Third Lease Year
(October 1, 2009 -
September 30, 2010)	$22,940.00	$1,911.67	$15.50
Fourth Lease Year
(October 1, 2010 -
September 30, 2011)	$22,940.00	$1,911.67	$15.50
Fifth Lease Year
(October 1, 2011 -
September 30, 2012)	$23,680.00	$1,973.33	$16

Section 2.03     FIXTURING PERIOD

The Landlord shall provide the Premises to the Tenant on September 1, 2007 for a period of one (1) month free of net and additional rent to complete the Leaseholds and allow the Tenant to move in.

Section 2.04     Post-Dated Cheques

The Tenant will deliver to the Landlord, at the beginning of each Rental Year throughout the Term, a series of post-dated cheques for such Rental Year for the aggregate of the monthly payments of Basic Rent and for any payments of Additional Rent estimated by the Landlord in advance and any payments required by this Lease to be paid monthly in advance.

INITIALS
	Tenant	Landlord

ARTICLE III
Taxes and Operating Costs

Section 3.01     Taxes Payable by the Landlord

The Landlord will, subject to Section 3.02, pay directly to the taxing authority all Taxes for the Building and Lands. The Landlord may, nevertheless, defer payment of Taxes to the fullest extent permitted by law, so long as it diligently prosecutes any contest or appeal of Taxes.

Section 3.02     Taxes Payable by the Tenant

The Tenant will pay to the Landlord, in accordance with Section 3.06 its Proportionate Share of all Taxes which are levied or assessed against or in relation to the Building and Lands.

Section 3.03     Business Taxes and Other Taxes of the Tenant

The Tenant will pay to the authorities responsible for collection of all business taxes, personal property tax, license fee, and or other similar rates and assessments levied or assessed against or in relation to the Tenant’s business, assets, and improvements in the Leased Premises or those of any other Person occupying the Leased Premises (collectively, "Business Tax") whether such taxes are included in the levies on the Landlord or are separately levied on the Tenant. Business Taxes include all such taxes, fee, rates, and assessments that may in the future be levied against the Landlord on account of its ownership of or interest in the Building.

The Tenant shall pay all Goods and Services taxes also known as Harmonized Sales Taxes (HST) imposed with respect to the rent payable under this Lease when such taxes are payable pursuant to legislation imposing the obligation to pay the said taxes on Tenants under commercial Leases.

Section 3.04     Tenant’s Responsibility

The Tenant will deliver to the Landlord, at least ten (10) days prior to the last day permitted for filing an appeal, notice of any appeal or contestation which the Tenant intends to institute with respect to taxes or Business Taxes, and the Tenant will consult with the Landlord and obtain the prior written approval of the Landlord with respect to appeal or contestation. The Tenant will indemnify and hold the Landlord harmless from and against the payment of all losses, costs, charges, and expenses, including any increase in Taxes or Business Taxes relating to the Leased Premises or the Building, which arise directly or indirectly out of any appeal or contestation by the Tenant.

Section 3.05     Tenant’s Proportionate Share of Operating Costs

The Tenant will pay, in accordance with Section 3.02 and 3.05 its share of building operating costs. Such share may be estimated by the Landlord and the Tenant agrees to pay to the Landlord the Tenant’s Proportionate Share as estimated the sum of eleven thousand eight hundred forty dollars ($11,840.00) annually; payable in consecutive monthly installments of nine hundred eight six and sixty seven cents ($986.67) each in advance, on the first day of each calendar month of each rental year, based upon an estimated annual rate of eight ($8.00) per square foot of rentable area per annum for the calendar year of 2007. The Landlord’s estimates may be revised from time to and as soon as the Landlord has received bills for Taxes, Utilities and Operating Costs, the Landlord may bill the Tenant for the Tenant’s Proportionate Share thereof and the Tenant will pay the amounts billed less all amounts previously paid by the Tenant in accordance with the estimates. The Tenant agrees to pay, over and above the basic rent, Operating Costs, Realty Tax, Utilities and Business Occupancy Tax (when applicable).

INITIALS
	Tenant	Landlord

After the end of the period for which the estimated payments have been made, the Landlord will determine and advise the Tenant of the exact amount of the Tenant’s Proportionate Share of Taxes and Operating Costs, and if necessary, an adjustment will be made between the parties within 15 days after the Tenant has been advised of the actual amounts.

			Est.			Net
			CAM		Net	Monthly	Gross Monthly Rent
	Square	Net Rent	without	Net Annual	Monthly	Rent Plus	(Net Rent plus CAM)
Lease Year	Footage	per Sq. Ft.	HST	Rent	Rent	HST	including HST

First Lease Year
(October 1, 2007 -
September 30, 2008)	1,480	$14.50	$8.00	$21,460.00	$1,788.33	$2,038.70	$3,163.50

Second Lease Year
(October 1, 2008 -
September 30, 2009)	1,480	$14.50	$8.00	$21,460.00	$1,788.33	$2,038.70	$3,163.50

Third Lease Year
(October 1, 2009 -
September 30, 2010)	1,480	$15.50	$8.00	$22,940.00	$1,911.67	$2,179.30	$3,304.10

Fourth Lease Year
(October 1, 2010 -
September 30, 2011)	1,480	$15.50	$8.00	$22,940.00	$1,911.67	$2,179.30	$3,304.10

Fifth Lease Year
(October 1, 2011 -
September 30, 2012)	1,480	$16	$8.00	$23,680.00	$1,973.33	$2,249.60	$3,374.40

ARTICLE IV
Control and Services

Section 4.01     Control of the Building

(a)

The Landlord will operate and maintain the Building as would a prudent Landlord, acting reasonably, of a similar office building having regard to size, age and location.

(b)

The Building and the Lands are at all times subject to the exclusive control, management, and operation of the Landlord. The Landlord has the right, in its control, management and operation of the Building and the Lands, to perform all acts which, in the use of good business judgment, the Landlord determines advisable for the efficient and proper operation of the Building and the Lands.

(c)

The Landlord will in the exercise of its rights conferred under Section 14.01, proceed as expeditiously as possible to minimize interference with the Tenant’s business.

ARTICLE VI
Use of the Leased Premises

Section 6.01     Use of the Leased Premises

The Leased Premises will be used solely for office related use. The Tenant acknowledges that it is only one of the many tenants in the building and accordingly will conduct its business in the Leased Premises in a reputable and first-class manner, and in the best interests of the Building as a whole.

INITIALS
	Tenant	Landlord

Section 6.02     Observance of Law

The Tenant shall, at its expense:

(a)

comply with all provisions of law including, without limitation, all statutes, regulation, by-laws, ordinances, and other requirements of municipal, provincial, federal, and other governmental bodies, agencies or departments, which now or hereafter pertain to or affect the Leased Premises;

(b)

obtain all necessary permits, licenses, and approvals relating to the use of the leased Premises and the conduct of business therein, including, without limitation, those required under applicable provincial and federal legislation;

Section 6.03     Tenant’s Conduct of Business

(a)

The Tenant will conduct business on or from the Leased Premises under the name of Nayarit Gold Inc. and will not change the advertised name of the business conducted on the Leased Premises without the prior written consent of the Landlord;

(b)

The Tenant will not commit or permit a nuisance or anything that may disturb the quiet enjoyment of any other Tenant in the Building whether or not the nuisance arises out of the use of the Leased Premises by the Tenant for a purpose permitted by this Lease.

ARTICLE VII
Insurance and Indemnity

Section 7.01     Tenant’s Insurance

(a)

The Tenant will, at its expense, take out and maintain in full force and effect and in the names of the Tenant, the Landlord and the Mortgagee as their respective interests may appear, the following insurance:

(i)

comprehensive general liability insurance in amounts and with policies in form satisfactory from time to time to Landlord and with insurers acceptable to the Landlord, the comprehensive general liability insurance in no event to be for less than two million dollars ($2,000,000.00) inclusive limits and all risks insurance on furniture, fixtures, and Improvements in an amount equal to the full insurable value thereof. Copies of each insurance policy shall forthwith upon execution be delivered to Landlord. Each such policy shall name Landlord as an additional insured as its interest may appear and the comprehensive general liability policy shall contain a cross liability clause. The cost or premium for each and every such policy shall be paid by Tenant. Tenant shall obtain from the insurers under such policies, undertakings to notify Landlord in writing at least ten (10) days prior to any cancellation thereof.

(ii)

business interruption insurance in such amount as will reimburse the Tenant for direct or indirect loss of earnings and for such risks as would be carried by prudent Tenants.

(b)

The Tenant’s policies will: (i) contain the Mortgagee’s standard mortgage clause (ii) be taken out with insurers reasonable acceptable to the Landlord and in a form reasonably satisfactory to the Landlord (iii) be noncontributing with and apply only as primary and not as excess to any other insurance available to the Landlord (iv) not be invalidated as respects the interests of the Landlord and the Mortgagee by reason of breach or violation of any warranties, representations, declarations, or conditions, contained in the policies; and (v) contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing not less than thirty (30) days prior to any material change, cancellation, or termination. The Tenant agrees that certificates of insurance in a form acceptable to the Landlord will be delivered to the Landlord as soon as practicable after the placing of the required insurance.

INITIALS
	Tenant	Landlord

(c)

Tenant shall comply with the rules and requirements of the Insurer’s Advisory Organization of Canada or any successor body, and with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the Building, including policies insuring against tort or delictual liability.

Tenant shall not do or commit any act upon the Premises or bring in to or keep upon the Premises any article that will affect the fire risk or increase the rate of fire insurance or other insurance on the Building. Should the rate of any type of insurance on the Building be increased by reason of any violation of this lease by Tenant, Landlord, in addition to all other remedies, may pay the amount of such increase, and the amount so paid shall be come due and payable immediately by Tenant and collectible as additional rent.

Section 7.02     Cancellation of Insurance

If any insurance policy in respect of the Building is cancelled or threatened by the insurer to be cancelled, or the coverage reduced by the insurer by reason of the use and occupation of the Leased Premises and if the tenant fails to remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice by the Landlord, the Landlord may, at its option, either (a) exercise its rights of re-entry including termination under Article XIII, or (b) at the Tenant’s expense, enter upon the Leased Premises and remedy the condition giving rise to the cancellation, threatened cancellation, or reduction.

Section 7.03     Landlord’s Insurance

The Landlord shall at all times throughout the Term carry; (a) insurance on the Building (excluding the foundations and excavations) and the equipment contained in or servicing the Building against damage by fire and extended perils; (b) public liability and property damage insurance with respect to the Landlord’s operations in the Building; and (c) other forms of insurance considered advisable by the Landlord and its Mortgagee, in each case, in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a similar office building. The Landlord will have the option to self-insure for any of the occurrences or forms of insurance contemplated in this Section 7.03. Notwithstanding the Landlord’s covenant and the Tenant’s contribution to the cost of the Landlord’s insurance premiums, (i) the Tenant is not relieved of any liability arising from or contributed to by its negligence or its willful acts or omissions, (ii) no insurable interest or other benefit (including an implied waiver of subrogation from the Landlord’s insurers) is conferred upon the Tenant under the Landlord’s insurance policies, and (iii) the Tenant has no right to receive proceeds from the Landlord’s insurance policies.

Section 7.04     Indemnification of the Landlord

The Tenant will indemnify the Landlord and save it harmless from and against all loss (including loss of rentals), claims, actions, damages, costs, liability, and expenses in connection with loss of life, personal injury, damage to property (including any portion of the Building and its equipment, machinery, services and improvements), or any other loss or injury whatsoever arising from or out of this Lease, or any occurrence in the Leased Premises, or the Tenant’s occupancy of the Leased Premises or the Building, or occasioned wholly or in part by any act or omission of the Tenant or by any one permitted to be on the Leased Premises or the Building by the Tenant. The Tenant’s indemnity, however, will not extend to any matters to the extent contributed to by the negligence of the Landlord or those for whom the Landlord is in law responsible. If the Landlord is, without fault on its part, made a party to any litigation commenced by or against the Tenant, then the Tenant will protect, indemnify, and hold the Landlord harmless and pay all expenses and reasonable legal fees incurred or paid by the Landlord in connection with the litigation. The Tenant will also pay all costs, expenses, and legal fees (on a solicitor and his client basis) that may be incurred or paid by the Landlord in enforcing the terms, covenant, and conditions in this Lease.

INITIALS
	Tenant	Landlord

ARTICLE VIII
Maintenance, Repairs, and Alterations

Section 8.01     Maintenance, Repairs, and Alterations

The Tenant will at all times, at its expense, maintain the whole of the Leased Premises and all equipment in an appurtenances of the Leased Premises and improvements to the Leased Premises in good order, first-class condition and repair, as determined by the Landlord, and the Tenant will make all needed repairs and replacements with due diligence and dispatch.

At the expiration or earlier termination of the Term, the Tenant will surrender the Leased Premises to the Landlord in as good a condition as the Tenant is required to maintain them throughout the Term.

Section 8.02     Landlord’s Approval of the Tenant’s Repair and Alterations

(a)

The Tenant will not make any repairs, alterations, replacements, or improvements ("Alterations") to any part of the Leased Premises without first obtaining the Landlord’s written approval. The Tenant will submit: (a) details of the proposed work including professionally prepared drawings and specifications, (b) any indemnification against liens which the Landlord reasonably requires; and (c) evidence satisfactory to the Landlord that the Tenant has obtained, at its expense, all necessary consents, permits, licenses, and inspections from the governmental and regulatory authorities having jurisdiction. All Alterations will be performed: (i) at the Tenant’s expense; (ii) by drawings and specifications approved by the Landlord; and (v) subject to the reasonable regulations, controls, and inspection of the Landlord.

(b)

Any Alterations made by the Tenant without the prior consent of the Landlord or not made in accordance with the drawings and specifications approved by the Landlord will, if requested by the Landlord, be promptly removed by the Tenant at the Tenant’s expense. No Alterations may be permitted, if the Landlord determines that they may weaken or endanger the structure of the Building, adversely affect the operation of or diminish the value of the Building, affect the Landlord’s coverage for zoning purposes or cause the Landlord to buy out or provide additional parking spaces.

(c)

If however, the proposed Alterations or any of them affect part of the Structure of the Building or any of the electrical, mechanical, or other base building systems, the Alterations (or the appropriate portion of them) will be performed only by the Landlord, at the Tenant’s expense, and the Tenant will promptly reimburse the Landlord for the cost of the Alterations (including architectural and other consulting fees) plus fifteen percent (15%) of the total cost representing the Landlord’s overhead.

Section 8.03     Maintenance, Repairs, and Alteration by the Landlord

INITIALS
	Tenant	Landlord

(a)

The Landlord will maintain and repair the structure of the Building including, without limitation, the foundations, exterior wall assemblies including weather walls, sub-floor, roof, bearing walls, and structural columns and beams of the Building, as would a prudent owner of a similar office building. The cost of this will be included in Operating Costs except to the extent excluded in paragraph 139b) (vii) of Schedule "E".

(b)

If any mechanical or base building equipment, facilities, or systems servicing the Building are damaged or destroyed or get out of repair, the Landlord will have a reasonable time in which to make the required repairs or replacements necessary for the resumption of the services to the Leased Premises (to the extent of the Landlord’s obligations under this Lease), and the Tenant is not entitled to any compensation or damages, but if any of the foregoing items had become impaired, damaged, or destroyed in any circumstances referred to in Section 8.03 (c), then the Tenant will be responsible for the cost of repairing, restoring, or making good the damage in accordance with the provisions of Section 8.03(c).

(c)

If the Building or any part of it, or any equipment, machinery, facilities, or improvements of the Building, or the roof or outside walls of the Building, or any other structural portions of the Building require repair or replacement or become damaged or destroyed through the negligence, carelessness, misuse, or other act of the Tenant or those for whom the Tenant is in law responsible, then the cost of the resulting repairs, replacements, or alterations plus the sum equal to fifteen percent (15%) of the cost will be paid by the Tenant to the Landlord within five (5) days after presentation of an account.

Section 8.04     Removal and Restoration by the Tenant

(a)

All alterations, decoration, additions, and improvements made by the Tenant or made by the Landlord on the Tenant’s behalf (other than the Tenant’s trade fixtures) immediately become the property of the Landlord upon affixation or installation and will not be removed from the Leased Premises at any time unless permitted or required by the Landlord. The Landlord is under no obligation to repair, maintain, or insure these alterations, decorations, additions, or improvements.

(b)

For greater certainty, the Tenant’s trade fixtures exclude: (i) heating, ventilating, or air-conditioning systems (ii) floor covering affixed to the floor of the Leased Premises; (iii) light fixtures; (iv) internal stairways, partitioning wall, and doors; if any, and (v) any fixtures, facilities, equipment, or installations installed by or at the expense of the Landlord pursuant to Schedule "B"; all of which are deemed to be leasehold improvements.

Section 8.05     Tenant to Discharge all Liens

The Tenant shall promptly pay all of its contractors and others supplying materials or performing work on its behalf in respect of the Leased Premises and will do all things necessary to ensure that no lien is registered against the Lands, Building, or the Tenant’s leasehold interest. If any construction or similar lien is made, filed, or registered against title to the Lands (or part of it), the Building or against the Tenant’s leasehold interest, as a result of any work, materials, or services supplied or performed by or on behalf of the Tenant or otherwise in respect of the Leased Premises, the Tenant will discharge it forthwith at the Tenant’s expense. If the Tenant fails to discharge the lien, then in addition to any other right or remedy of the Landlord, the Landlord may elect to discharge the lien by paying the amount claimed to be due, and any additional amounts as may be required at law or otherwise, into Court or directly to the lien claimant and the amount paid by the Landlord and all costs and expenses including all solicitor’s fees incurred as a result of the lien including without limitation procuring its discharge will be immediately paid by the Tenant to the Landlord.

INITIALS
	Tenant	Landlord

Section 8.06     Signs and Advertising

The Tenant will be permitted exterior signage in accordance with the Landlord’s criteria for the building, however Tenant will not place or permit any notice, lettering, or other signage on any part of the outside of the Building or the Leased Premises or anywhere in the interior of the Leased Premises which is visible from the outside of the Building or the Leased Premises without the prior written approval of the Landlord. At the expiration of this Lease, the Tenant will remove all signs, pictures, advertisements, notices, letterings, or decorations from the Leased Premises at the Tenant’s expense and will promptly repair all damage cause by its installation and removal.

ARTICLE IX
Damage of the Leased Premises

Section 9.01     Destruction of the Leased Premises

(a)

If in the reasonable opinion of Landlord, the damage or destruction is such that the premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event the damage, in the further opinion of Landlord (which shall be given by written notice to Tenant within thirty (30) days of the happening of such damage or destruction) cannot be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage or destruction, either landlord or Tenant may within five (5) days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this lease by giving to the other notice in writing of such termination, in which event the term of this lease shall cease and be at an end as of the date of such destruction or damage and the rent and all other payments for which Tenant is liable under the terms of this lease shall be apportioned and paid in full to the date of such destruction or damage. In the event that neither Landlord nor Tenant so terminates this lease, rent shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Premises.

(b)

If the damage be such that the Premises are wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy them but if in either event the damage, in the opinion of the Landlord (which shall be given to Tenant within thirty (30) days from the happening of such damage), can be repaired with reasonable diligence within one hundred and twenty (120) days of the happening of such damage, rent shall abate from the date of the happening of such damage until the damage shall be made good to the extent of enabling Tenant to use and occupy the Premises;

(c)

If in the opinion of the Landlord, the damage can be made good as aforesaid within one hundred and twenty (120) days of the happening of such destruction or damage, and the damage is such that the Premises are capable of being partially used for the purpose for which leased, until such damage has been repaired, rent shall abate in the proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises.

Section 9.02     Destruction of the Building

(a)

If the building is partially destroyed or damaged as so to affect twenty percent (20%) or more of the rentable area of the building containing the Premises, or in the opinion of the Landlord the Building is rendered unsafe, and whether or not the Premises are affected, and the opinion of Landlord (which shall be given by written notice to Tenant within thirty (30) days of the happening of such damage or destruction), cannot be repaired with reasonable diligence within one hundred and twenty (120) days from the happening of such damage or destruction, Landlord may within five (5) days next succeeding the giving of Landlord’s opinion as aforesaid, terminate this lease by giving to Tenant notice in writing of such termination, in which event the term of this lease shall cease and be at the end as of the date of such destruction or damage and the rent and all other payments for which the Tenant is liable under the terms of this lease shall be apportioned and paid in full to the date of such destruction or damage.

INITIALS
	Tenant	Landlord

(b)

In the event of the termination of this lease as hereinabove provided all insurance proceeds excluding those relating to Tenant’s property to the extent Tenant is not indebted to Landlord under the provisions of this lease, shall be and remain the absolute property of Landlord.

(c)

If any damage or destruction by fire or other cause to the Building or Premises, either partial or not, is due to the fault or neglect of Tenant, its officer, agents, employees, servant, visitors, or licensees, without prejudice to any other rights and remedies of Landlord and without prejudice to the rights of subrogation of Landlord’s Insurer:

(i)

Tenant shall be liable for all cost and damages;

(ii)

the damages may be repaired by Landlord at Tenant’s expense;

(iii)

Tenant shall forfeit its right to terminate lease as provided in Article 9.01 (a);

(iv)

Tenant shall forfeit any abatement of rent provided in this Article 9 and rent shall not abate.

(d)

If any part of the Building is destroyed or damaged and the Landlord does not elect to terminate this Lease, the Landlord will commence diligently to restore the Building, but only to the extent of the Landlord’s responsibilities pursuant to the terms of responsibilities set out therein. If the Landlord elects to restore the Building, the Landlord may restore it according to plans and specifications and working drawings other than those used in the original construction of the Building.

Section 9.03     Expropriation

If the whole or any part of the Premises, or the whole of the Building, or so much there of as shall be expropriated, condemned, or taken by competent authority for any purpose whatsoever, Landlord shall have the right at its discretion to terminated this claim in damages or otherwise against Landlord relating to or arising out of the expropriation or condemnation, or arising out of the cancellation of this lease, nor shall Landlord be obliged to contest any expropriation proceedings.

ARTICLE X
Transfer and Sale

Section 10.01     Assignment and Subletting

(a)

The Tenant will not: (I) assign this Lease, (II) sublet, share or part with possessions of all or any part of the Leased Premises, nor (iii) mortgage or encumber this Lease or the Leased Premises, to or in favor of any Person (collectively, a "Transfer") without the prior written consent of the Landlord which consent will not be unreasonably withheld. However, notwithstanding any statutory provisions to the contrary, it will not be considered unreasonable for the Landlord to take into account the following factors in deciding whether to grant or withhold its consent:

INITIALS
	Tenant	Landlord

(1)

whether the Transfer is contrary to an covenants or restrictions granted by the Landlord to other existing or prospective tenants or occupants of the Building;

(2)

whether in the Landlord’s opinion the financial background, business history and capability of the Transferee is satisfactory;

Any action brought by the Tenant for the unreasonable withholding of consent is limited to an action for specific performance and does not extend to or include an action for damages. The consent by the Landlord to any Transfer will not constitute a waiver if the necessity for consent to any subsequent Transfer.

(b)

If the Tenant intends to effect a Transfer, then the Tenant will give prior written notice to the Landlord of such intent, specifying the proposed assignee, subtenant, occupant, or other person taking the Transfer (collectively, a "Transferee") and providing additional information including, without limitations, information concerning financial or business information relating to the Transferee. The Landlord will, within thirty (30) days after having received notice and all necessary information, notify the Tenant in writing either that (i) it consents or does not consent to the Transfer, or (ii) it elects to cancel this Lease in preference to giving consent. If the Landlord elects to cancel this Lease, the Tenant will notify the Landlord in writing within fifteen (15) days thereafter of the Tenant’s intention either to refrain from the Transfer or to accept the cancellation of this Lease. If the Tenant fails to deliver its notice within the fifteen (15) day period, this Lease will be terminated upon the expiration of the fifteen (15) day period. If the Tenant advises the Landlord it intends to refrain from the transfer, then the Landlord’s election to cancel this Lease will be void.

(c)

If there is a permitted Transfer, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee will be a waiver of this covenant, or the acceptance of the Transferee as the Tenant, or a release of the Tenant from the further performance by the Tenant of its covenants or obligations. Any document evidencing the Transfer will be prepared by the Landlord or is solicitors, will contain an agreement on behalf of the Transferee whereby it covenants directly with the Landlord to be bound by all of the terms, covenants, and obligations in the Lease to be observed by the Tenant, and all legal cost will be paid by the Tenant to the Landlord or its solicitors as Additional Rent. Notwithstanding a Transfer, the Tenant will be jointly and severally liable with the Transferee on this Lease and will not be released from performing any of its obligations.

Section 10.02     Permitted Transfer

Notwithstanding Section 10.01, the Tenant may without the consent of the Landlord (but on prior written notice to the Landlord) effect a Transfer of this Lease to a corporation which is a subsidiary body corporate of the Tenant or the holding body corporate of the Tenant, or a corporation which is affiliated with the Tenant (as those terms are defined in the (Canada Business Corporations Act) so long as in each case the Transferee corporation retains that status.

Section 10.03     Assignment by the Landlord

If there is a sale, lease or other disposition by the Landlord of the Building and/or the Lands or any part thereof, or assignment by the Landlord of this Lease or any interest of the Landlord hereunder, then to the extent that the purchaser or assignee assumes the covenants and obligations of the Landlord hereunder, the Landlord will, thereupon and without further agreement, be relieved of all further liability with respect to its covenants and obligations.

INITIALS
	Tenant	Landlord

ARTICLE X1
Access and Alternations

Section 11.01     Right of Entry

The Landlord and its agents have the right to enter the Leased Premises at all reasonable times (except in the event of any emergency, when the Landlord can enter at any time) to show them to prospective purchaser, lessees or mortgagees, and to examine them and make repairs, alterations or changes to the Leased Premises or Building as the Landlord considers necessary including, without limitation, repairs, alterations, or changes to the pipes, conduits, wiring, ducts, and other installations in the Leased Premises and may have access to the under floor ducts and access panels to mechanical shafts and the Landlord has the right to check, calibrate, adjust, and balance controls and other parts of the heating, ventilating, and air-conditioning. The Rent will not abate while any repairs, alterations, or changes are being made due to loss of interruption of the business of the tenant or otherwise, and the Landlord will not be liable for any damage, injury, or death caused to any Person, or to the property of the Tenant or of others located on the Leased Premises as a result of the entry. If the Tenant is not present to permit an entry into the Leased Premises at the time that the entry is necessary, then the Landlord may, in the case of any emergency, forcibly enter the Leased Premises to exercise its rights under this Section.

ARTICLE XII
Status Statement, Attornment, and Subordination

Section 12.01     Status Statement

Within ten (10) days after written request by the Landlord, the Tenant will deliver in a form supplied by the Landlord, a status statement or a certificate (which will be certified by the Tenant to be accurate) to any proposed purchaser, assignee, lessor, or mortgagee, or to the Landlord, which will contain such acknowledgments and information as customarily called for in status statements and estoppel certificates delivered in conjunction with commercial tenancies together with any additional acknowledgments and information as the Mortgagee requires.

Section 12.02     Subordinates an Attornment

This Lease and the Tenant’s rights hereunder are, and will at all times be, subordinate to Encumbrances or any renewals or extensions thereof from time to time in existence against the Lands and the Building (or part thereof). Upon request, the Tenant will subordinate this Lease in such form as the Landlord requires to any Encumbrance and, if requested, the Tenant will attorn to the Encumbrancer.

The Tenant will, if possession is taken under, or any proceedings are brought for possession under the foreclosure of, or in the event of the exercise of the power of sale under, any Encumbrance, attorn to the Encumbrancer or the purchaser upon any such foreclosure sale or other proceeding and recognize the Encumbrancer or the purchaser as the Landlord under this Lease.

Section 12.03     Attorney

The Tenant will, upon request of the Landlord, execute and deliver promptly any statements, instrument, and certificates required to carry out the intent of Section 12.01 or 12.02. If ten (10) days after the date of a request by the Landlord, the Tenant has not executed the same, the Tenant hereby irrevocably appoints the Landlord as the Tenant’s attorney with full power and authority to execute and deliver in the name of the Tenant the instruments or certificates.

INITIALS
	Tenant	Landlord

Section 12.04     Financial Information

The Tenant will, upon request, provide the Landlord with such information as to the Tenant’s or the Indemnifier’s financial standing and corporate organization as the Landlord or the Mortgagee requires.

ARTICLE XIII
Default

Section 13.01     Right to Re-Enter

If and whenever:

a)

The Tenant fails to pay any Basic Rent or Additional Rent on the day or dates appointed for payment (provided the Landlord first gives five (5) days written notice to the Tenant of the Tenant’s failure); or

b)

The Tenant fails to observe any other of the terms, covenants, or conditions of this Lease to be observed or performed by the Tenant (other than the terms, covenants or conditions set out below in subparagraph (c) for which no notice shall be required), provided the Landlord first gives the Tenant ten (10) days, or such shorter period of time as is otherwise provided in this Lease, written notice of the Tenant’s failure and the Tenant within the ten (10) days period fails to commence diligently and thereafter to proceed diligently to cure its failure; or

(c)

The Tenant or any indemnifier becomes bankrupt or insolvent or takes the benefit of any act now or hereafter in force for bankrupt or insolvent debtors or files any proposal or makes any assignment for the benefit of creditors or any arrangement or compromise; a receiver or a receiver-manager is appointed for all or a portion of the Tenant’s or the Indemnifier’s property; any steps are taken or any action or proceedings are instituted by the tenant or by any other party to dissolve, wind-up, or liquidate the Tenant or its assets; the Tenant makes a sale in bulk of its assets on the Leased Premises other than a bulk sale to a permitted Transferee in compliance with the applicable bulk sales legislation; the Tenant abandons the Leased Premises, or sells, or disposes of the trade fixtures, goods, or chattels of the Tenant or removes them from the Leased Premises so that there would not in the event of such sale or disposal be sufficient trade fixtures, goods, or chattels of the Tenant on the Leased Premises subject to distress to satisfy all Rent due or accruing hereunder for a period of at least three (3) months; the Leased Premises become and remain vacant for a period of five (5) consecutive days; the Tenant’s effects or any of the Tenant’s assets are taken under any writ of execution; or re-entry is permitted under any other terms of this Lease, then the Landlord in addition to any other rights or remedies available to it, has the immediate right of re-entry upon the Leased Premises and it may repossess the Leased Premises and enjoy them as of its former estate and may expel all Persons and remove all property from the Leased Premises and such property may be removed and sold or disposed of by the Landlord as it deems advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being considered guilty or trespass or becoming liable for any loss or damage which may be occasioned.

Section 13.02     Right to Re-Let

a)

If the Landlord elects to re-enter the Leased Premises, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may without terminating this Lease make any alterations and repairs as are necessary in order to re-let the Leased Premises. Upon each re-letting all rent received by the Landlord will be applied, first to the payment of any indebtedness other than Basic Rent or Additional Rent due hereunder from the Tenant to the Landlord; second, to the payment of any costs and expenses of re-letting including brokerage fees and solicitor’s fees and the costs of alterations and repairs; third, to the payment of Basic Rent and Additional Rent due and unpaid hereunder; and the residue, if any will be held by the Landlord and applied in payment of future rent as it becomes payable hereunder. If the rent received from a re-letting during any month is less than that payable by the Tenant under the terms of this Lease, then the Tenant will pay the deficiency in advance on the first day of each month. No re-entry or taking possession of the Leased Premises will be construed as an election on its part to terminate this Lease unless a written notice of that intention is given to the Tenant. Notwithstanding any re-letting without termination, the Landlord may at any time thereafter terminate this Lease for the previous breach.

INITIALS
	Tenant	Landlord

(b)

If the Landlord terminates this Lease, in addition to other remedies available, it may recover from the Tenant all damages the Landlord incurs by reason of the Tenant’s breach, including the cost of recovering the Leased Premises, and the amount of Basic Rent and Additional Rent required to be paid pursuant to this Lease, for the remainder of the stated Term, all of which amounts will be immediately due and payable by the Tenant to the Landlord.

Section 13.03     Expenses

If legal action is brought for recovery of possession of the Leased Premises, for the recovery of Basic Rent and Additional Rent or any other amount due under this Lease, or because of the breach of any other of the Tenant’s obligations, the Tenant will pay to the Landlord all expenses incurred therefore, including a solicitor’s fee (on a solicitor and his client basis), unless a court otherwise awards.

Section 13.04     Waiver of Exemption from Distress

The Tenant agrees that notwithstanding any statutory provisions or rule of law to the contrary from time to time, none of the goods and chattels of the Tenant which are on or have at any time been on the Leased Premises will be exempt from levy by distress for Basic Rent or Additional Rent in arrears by the Tenant.

Section 13.05     Landlord’s Rights

If the Tenant fails to pay when due any Rent which is payable to third parties, the Landlord, after giving five (5) days notice in writing to the Tenant, may but will not be obligated to, pay all or any part of the same. If the Tenant is in default in the performance of any of its other covenants or obligations under this Lease, including without limitation, (a) the Tenant’s insurance obligations under Article VIII, the Landlord may, but will not be obligated to, after giving such notice as it considers sufficient (or without notice in the case of emergency), perform or cause to be performed any of the unperformed covenants or obligation, and if necessary the Landlord will be entitled to enter into the Leased Premises without further notice. All expenses incurred and expenditures made by the Landlord plus sum equal to fifteen percent (15%) representing the Landlord’s overhead will be paid by the Tenant as Additional Rent within five (5) days after demand. If the Tenant is in default in the payment of any amounts or charges comprising Additional Rent, then the amounts will, if not paid when due, be paid to the Landlord within five (5) days after demand. The Landlord may, at its option, apply or allocate any sums received from or due to the Tenant against any amounts due and payable under this Lease in any manner which the Landlord deems advisable.

Section 13.06     Rent Past Due

INITIALS
	Tenant	Landlord

If the Tenant fails to pay Basic Rent or Additional Rent when due, the unpaid amounts bear interest from the due date to the date of payment at an annual rate of three (3) percentage points above the account overdraft rate current at that time, that would be charged by Bank of Montreal to the landlord, calculated and compounded monthly.

Section 13.07     Deposit

Prior to the commencement of this Lease, the Tenant shall pay a deposit of two thousand nine hundred ninety two dollars ($3,163.50) including HST (the "Deposit") payable to the Landlord, in Trust, to be applied in payment of the first rents due hereunder.

Section 13.08     Remedies Generally

Mention in this Lease of any particular remedy of the Landlord does not preclude the Landlord from any other remedy, whether available at law or in equity or by statute or expressly provided for in this Lease. No remedy will be exclusive or dependent upon any there remedy, and the Landlord’s remedies are cumulative and not alternative.

ARTICLE XIV
Miscellaneous

Section 14.01     Rules and Regulations

The Rules and Regulations adopted and promulgated by the Landlord from time to time including, without limitation, those set out in Schedule "D", are made a part of this Lease as if they were embodied herein, and the Tenant will comply with and observe them as though they were covenants. The Landlord reserves the right from time to time to amend or supplement the Rules and Regulations applicable to the Leased Premises or the Building as are, in the Landlord’s judgment, acting reasonably and in such manner as would a prudent Landlord of a similar office building, from time to time needed for the safety, care, cleanliness, and efficient operation of the Building. Notice of the Rules and Regulations and amendments and supplements, if any, will be given to the Tenant and the Tenant will thereupon comply with and observe them, provided that they do not contradict any terms, covenants, and conditions of this Lease. The Landlord is not under any obligation to enforce the Rules and Regulations against other Tenants and is not responsible if other Tenants fail to observe them.

Section 14.02     Intent and Interpretation

Net Lease

The Tenant acknowledges that it is intended that this Lease is a completely net lease to the Landlord, except as expressly herein set out, that the Landlord is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising form or relating to the Leased Premises or the use and occupancy thereof and the Tenant will pay all charges, impositions, costs, and expenses of every nature and kind relating to the Leased Premises except as expressly herein set out.

Obligations as Covenants

Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

INITIALS
	Tenant	Landlord

Captions and Sections Numbers

The captions, section numbers, article numbers and Table of Contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe this scope or intent of such sections or article of this Lease nor in any way affect this Lease.

Extended Meanings

The words, "hereof", "hereunder" and similar expression used in any Section or Subsection of this Lease relate to the whole of this Lease and not to that Section or Subsection only, unless otherwise expressly provided. The use of the neuter singular pronoun to refer to the Landlord or the Tenant is deemed a proper reference even though the Landlord or the Tenant is an individual, a partnership, a corporation, or a group of two or more individuals, partnerships, or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, males or females, shall in all instances be assumed as though in each case fully expressed.

Partial Invalidity

If any term, covenant, or condition of this Lease or the application thereof to any Person or circumstance, is to any extent held or rendered invalid, unenforceable, or illegal, then that term, covenant or condition (i) is deemed to be independent of the remainder of this Lease and to be servable and divisible therefore, and its invalidity, unenforceability or illegality does not affect, impair, or invalidate the remainder of the Lease or any part thereof; and (ii) continues to be applicable to and enforceable to the fullest extent permitted by law against any Person and circumstances other than those as to which it has been held or rendered invalid, unenforceable, or illegal. Neither party is obliged to enforce any term, covenant, or condition of this Lease against any Person, if, or to the extent by so doing, such party is caused to be in breach of any laws, rules, regulations, or enactments from time to time in force.

Entire Agreement

This Lease and the Schedules and Riders, if any attached, together with the Rules and Regulations, set forth, all covenants, promises, agreements, conditions, and understandings between the Landlord and the Tenant concerning the Leased Premises constitute the entire agreement and there are no other covenants, promises, agreements, conditions, or understandings, either oral or written, between them. The titles of sections and articles are not intended to describe or otherwise define or limit the scope of intent of the sections or articles or any other parts of this Lease. No alteration or amendment to this Lease will be binding upon the Landlord or the Tenant unless in writing and signed by the Tenant and by the Landlord.

Governing Law

This Lease will be constructed in accordance with and governed by the laws of the Province in which the Building is located.

Time of the Essence

Time is of the essence of this Lease and of every part of it.

Section 14.03     Over-holding – No Tacit Renewal

If the Tenant remains in the possession of the Leased Premises after the end of the Term without having signed a new lease or an extension of Term Agreement, there is no tacit renewal of this Lease or the Term, notwithstanding any statutory provisions or legal presumptions to the contrary, and the Tenant will be deemed to be occupying the Leased Premises as a tenant from month-to-month at a monthly Basic Rent equal to the monthly amount of Basic Rent payable during the last month of the Term, and otherwise, upon the same terms, covenants, and conditions as are set forth in this lease (including the payment of Additional Rent) so far as these are applicable to a monthly tenancy.

INITIALS
	Tenant	Landlord

Section 14.04     Successors

All rights and liabilities under this lease extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators, and permitted successors, and assigns of the Tenant, as the case may be. No rights however will enure to the benefit of any Transferee of the Tenant unless the Transfer has been consented to or is permitted. If there is more than one Tenant, they are bound jointly and severally.

Section 14.05     Tenant Partnership

If the Tenant is a Partnership ("the Tenant Partnership") each Person who is presently a member of the Tenant Partnership, and each Person who subsequently becomes a member of any successor Tenant Partnership will be and continue to be liable jointly and severally for the full and complete performance of, and will be and continue to be subject to, the terms, covenants, and conditions of this Lease, whether or not the Person ceases to be a member of the Tenant Partnership or successor Tenant Partnership.

Section 14.06     Waiver

The waiver by either party of any breach of the other is not deemed to be a waiver of any subsequent breach of the same or of any other term, covenant, or condition. The subsequent acceptance of Basic Rent or Additional Rent by the Landlord is not deemed to be a waiver of any preceding breach at the time of acceptance of the Rent. No term, covenant, or condition of this Lease is deemed to have been waived by the other party unless the waiver is in writing.

All Basic Rent and Additional to be paid by the Tenant to the Landlord will be paid without any deduction, abatement, set-off, or compensation whatsoever (except to the extent it may be abated pursuant to Section 9.01), and the Tenant hereby waives the benefit of any statutory or other rights in respect of abatement, set-off, or compensation in it’s favor at the time hereof or at any future time.

Section 14.07     Accord and Satisfaction

No payment by or receipt by the Landlord of a lesser amount than the monthly payment of Basic Rent or Additional Rent stipulated is deemed to be other than on account of the earliest stipulated Basic Rent or Additional Rent, nor is any endorsement or statement on any cheque or any letter accompanying any cheque or payment as Rent deemed an acknowledgement of full payment or accord and satisfaction, and the Landlord my accept and cash any cheque or payment without prejudice to the Landlord’s right to recover the balance of the Rent due or pursue any other remedy provided in this Lease.

Section 14.08     Force Majeure

Not withstanding anything in this Lease, if either party is bona fide delayed or hindered in or prevented from the performance of any term, covenant, or act required hereunder by reason of strikes, labour troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or other reason whether of a like nature or not which is not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then the performance of that term, covenant, or act is excused for the period of the delay and the party delayed will be entitled to perform that term, covenant, or act within the appropriate time period after the expiration of the period of the delay. However, the provisions of this Section do not operate to excuse the Tenant from the prompt payment of Rent.

INITIALS
	Tenant	Landlord

Section 14.09     Notices

Any notice, demand, request, or other instrument which may be or is required to be given under this Lease will be delivering in person or sent by registered mail postage prepaid and will be addressed (a) if to the Landlord, to: c/o Barrington Brook Holdings Inc. , 76 Temple Terrace, Sackville or to such other Person or at such other address as the Landlord designates by written notice, and (b) if to the Tenant, at the Leased Premises. Any notice, demand, request, or consent is conclusively deemed to have been given or made on the day upon which it is delivered, or, if mailed then seventy-two (72) hours following the date of mailing, as the case may be. Each party may give written notice of any change of its address and; thereafter, the new address is deemed to be the address of that party for the giving of notices. If the postal service is interrupted or is subsequently delayed, any notice, demand, request, or other instrument will be delivered in person.

Section 14.10     Registration

Neither the Tenant nor any one on the Tenant’s behalf or claiming under the Tenant will register this Lease against the Lands or any part thereof comprising the Building or the Leased Premises.

Section 14.11     Exterior Signage

The Tenant will be entitled to exterior signage in accordance with the Landlord’s criteria for the building pursuant to Section 8.06.

Section 14.12     Accrual of Basic Rent and Additional Rent

Basic Rent and Additional Rent will be considered as annual and accruing from day-to-day and where it becomes necessary for any reason to calculate Rent for an irregular period of less than one (1) year, an appropriate apportionment and adjustment will be made.

Section 14.13     Quiet Enjoyment

If the Tenant pays the Basic Rent and Additional Rent and observes and performs all of its terms, covenants, and conditions, the Tenant will peaceably and quietly hold and enjoy the Leased Premises for the Term herby demised without hindrance or interruption by the Landlord or any other Person lawfully claiming by, through or under the Landlord, unless otherwise permitted under the terms of this Lease. The Tenant acknowledges that the exercise by the Landlord of any of the rights conferred on the Landlord under this Lease will not be deemed to be a constructive or actual eviction of the Tenant and will not be considered a breach of the Landlord’s covenant for quiet enjoyment.

INITIALS
	Tenant	Landlord

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Lease.

SIGNED, SEALED, AND DELIVERED	)	BARRINGTON BROOK HOLDINGS INC.
)
In the presence of	)	(Landlord)
)
/s/ Sharon Grandy	)	Per "Barrington Brook Holdings Inc."
Sharon Grandy	)
	)	NAYARIT GOLD INC.
	)	(Tenant)
)
	)	Per /s/ Colin P. Sutherland
	)	Colin P. Sutherland
I/We have the authority to bind the
Company.

INITIALS
	Tenant	Landlord

SCHEDULE "A"

FLOOR PLAN

INITIALS
	Tenant	Landlord

SCHEDULE "B"

LANDLORD / TENANT WORK

The Landlord offers and the Tenant accepts the Premises in an as-is, where-is condition.

Any changes, additions, and improvements shall be with the prior written consent of the Landlord.

The Landlord agrees to comply with and perform at its cost, work hereafter described as "Landlord’s Work", prior to the Commencement Date. The Landlord’s work shall include, and be consistent with Shirebrook’s Leaseholds located on the same floor:

i)       Installation of HVAC;
ii)      Installation of lighting including side lights in all offices;
iii)     Installation of laminate flooring;
iv)     Construction of a new reception area;
v)      Construction of two (2) new offices in addition to existing offices;
vi)     Construction of one (1) boardroom and
vii)    Installation of building standard lock sets for each office.

All such work shall be performed in compliance with all requirements of applicable municipal by-laws, building codes, fire, health, and other regulations and all relevant provincial and federal legislation and regulations there under.

The Landlord will use their best efforts to substantially complete the leaseholds prior to the lease commencement date. All additional work shall be at the Tenant’s expense and subject to prior approval by the Landlord.

INITIALS
	Tenant	Landlord

SCHEDULE "D"

RULES AND REGULATIONS

1.

The Tenant will not place or permit any debris, garbage, trash, or refuse to be placed or left in or upon any part of the building outside of the Leased Premises.

2.

The Landlord will permit the Tenant and the Tenant’s employees and all Persons lawfully requiring communication with them to have the use during Normal Business Hours in common with others entitled thereto of the main entrance and the stairways, corridors, elevators, or other mechanical means of access leading to the Leased Premises together with the Common Areas and Facilities located on the Tenant’s floor of the Building as required incidental to the Tenant’s business operations. At times other than during Normal Business Hours the Tenant and its employees will have access to the Building and to the Leased Premises only in accordance with the Rules and Regulations and will be required to satisfactorily identify themselves and to register in any book which may, at the Landlord’s option, be kept by the Landlord for that purpose, failing which the Landlord may deny entry to the Building, and may in any event deny entry to the Leased Premises to any Person not having a key to the Leased Premises.

3.

The Landlord will permit the Tenant and its employees in common with others entitled, to use the boardroom, kitchen, outdoor patio and washrooms on the Tenant’s floor of the Building, as well as the gym facilities on the lower level of the Building.

4.

The Tenant will permit window cleaners to clean the windows of the Leased Premises during Normal Business Hours.

5.

The sidewalks, entrances, passages, escalators, elevators, and staircases will not be obstructed or used by the Tenant, its agents, servants, contractors, invitee’s, or employees for any purpose other than ingress to and egress from the Leased Premises or the Building.

6.

The Tenant, it’s agents, servants, contractors, invitees, or employees, will not bring in or take out, position, construct, install, or move any safe or heavy machinery or equipment or anything liable to injure or destroy any part of the Building without first obtaining the written consent of the Landlord. The Landlord will have the right to prescribe the weight permitted and the position thereof, and the use and design of planks, skids, or platforms, to distribute weight. All damage done to the Building by moving or using any heavy equipment or other office equipment or furniture will be repaired at the expense of the Tenant. The moving of all heavy equipment or other office equipment or furniture will occur only by prior arrangement with the Landlord. Safes and other heavy office equipment and machinery will be moved through the halls and corridors only upon steel bearing places. No freight or bulky matter of any description will be received into the Building or carried in the elevators except during hours approved by the Landlord.

7.

The Tenant will not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord. All locks will be standard to permit access by the Landlord’s master key. All keys shall be delivered to the Landlord at the end of the Lease Term. No extra keys shall be made without the Landlord’s prior written consent. If the Building has a security card system, the Tenant will comply with all the rules and regulations adopted and promulgated by the Landlord from time to time with respect to the use of the system.

8.

The Tenant will not permit any cooking in the Leased Premises without the written consent of the Landlord, this does not include the possible use of a microwave in the shared kitchen.

9.

Canvassing, soliciting, and peddling in or about the Building are prohibited.

INITIALS
	Tenant	Landlord

10.

The Tenant will not place or maintain supplies, merchandise, signs, or other inappropriate articles in any vestibule or entry of the Leased Premises, on the foot-walks adjacent thereto or elsewhere on the exterior of the Leased Premises or elsewhere in the Building.

11.

The Tenant will not permit or allow any odors, vapors, steam, water, vibrations, noises, or other undesirable effects to emanate from the Leased Premises or any equipment or installation therein which in the Landlord’s opinion, are objectionable or cause any interference with the safety, comfort, or convenience of the Building by the Landlord or the occupants and tenants thereof or their agents, servants, invitees, or employees.

12.

The Tenant will not receive or ship articles of any kind except through facilities and designated doors and at hours designated by the Landlord and under the supervision of the Landlord.

13.

The Tenant shall not install any equipment which will exceed or overload the capacity of any utility, electrical, or mechanical facilities in the Leased Premises, as determined by the Landlord. If any equipment installed by the Tenant requires additional utility, electrical, or mechanical facilities, the Landlord may, in its sole discretion, if they are available, elect to install them at the tenant’s expense.

14.

The Tenant will not bring into the Building any machinery, equipment article or thing that by reason of its weight, size, or use might in the opinion of the Landlord damage the Building and shall not at any time overload the floors of the Leased Premises.

15.

The Tenant will, for the purpose of loading and unloading goods and other deliveries, use only the areas and entrances designated by the Landlord and then only at the times designated by the Landlord. The Tenant will pay the Landlord such reasonable charges for storage, delivery, and other services in connection with the loading area as the Landlord from time to time requires.

16.

The skylights and windows that reflect or admit light into the passageways and Common Areas and Facilities of the Building shall not be covered or obstructed without the written consent of the Landlord.

17.

The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags, ashes, or other substances shall be thrown therein. No one shall let the water run unless in actual use or deface any part of the Building.

18.

The Tenant shall not do anything in the Leased Premises or being or keep anything therein which will in any way increase the risk of fire, or obstruct, or interfere with the rights of other Tenants, or violate or act at variance with the laws relating to fires or with regulations of the Fire Department or the Board of Health.

19.

Nothing shall be thrown out of doors, windows, skylights, or down the passages or elevator shafts of the Building.

20.

No birds or animals shall be kept in or about the Leased Premises.

21.

No one shall use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for general office business purposes, or for any public or private auction.

INITIALS
	Tenant	Landlord

22.

No inflammable oils or other inflammable, dangerous, or explosive materials shall be kept or permitted to be kept in the Leased Premises.

23.

Nothing shall be placed on the outside of window sills, projections, or balconies.

24.

Furniture, effects, and supplies shall not be taken into or removed from the Leased Premises, except at such time and in such manner as my be previously approved by the Landlord.

25.

No bicycles or other vehicles except wheelchairs shall be brought into the building.

26.

No smoking at all will be permitted within the building, this includes the Leased Premises and the common areas.

27.

Prompt notice shall be given to the Landlord or any accident to or any defect in the Plumbing, heating, air-conditioning, mechanical, or electrical apparatus or any other part of the building.

28.

No machine dispensing goods for sale shall be installed in the Leased Premises or the building and no food or beverage shall be delivered to the Leased Premises without the approval of the Landlord.

29.

No one shall mark, paint, or drill into or in any way deface the walls, doors, windows, ceilings, partitions, floors, or other parts of the Leased Premises and the Building except with the prior written consent of the Landlord and as the Landlord may direct.

30.

The lining of all window drapes facing the interior surface of exterior windows shall be subject to the prior approval of the Landlord as to colour and material and no draperies shall be hung which in the Landlord’s opinion do not conform to any uniform scheme of window coverings established for the Building.

31.

No telephone, telegraph, electric, or other connections shall be made or wires installed other than with the consent of the Landlord and in places and manner designated by the Landlord.

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	Tenant	Landlord

SCHEDULE "E"

DEFINITIONS

In this Lease and in the Schedules:

1.

"Additional Rent" means all sums of money or charges required to be paid by the Tenant under this Lease (except Basic Rent) whether or not designated "Additional Rent" and whether or not payable to the Landlord or any other Person.

2.

"Architect" means the architect from time to time named by the Landlord. The decision of the Architect whenever required by this Lease (or requested by the Landlord) and any related certificate will be final and binding.

3.

"Basic Rent" means the annual rent payable by the Tenant pursuant to and in the manner set out in Section 2.02 of this Lease.

4.

"Building means the integrated commercial and office project known as 76 Temple Terrace, Sackville, Nova Scotia, including the Common Area and Facilities, and the areas and facilities serving the Building or having utility in connection therewith, as determined by the Landlord, whether or not located directly under the Building.

5.

"Common Areas and Facilities" means those area, facilities, utilities, improvements, equipment, and installations in or serving the Building which, from time to time, are not designated or intended by the Landlord to be leased to Tenants of the Building, are designated by the Landlord as Common Areas and Facilities or are provided or designated by the Landlord for the used or benefit of the Tenants, their employees, customers, and other invitees in common with others entitles to their use or benefit.

Without limiting the generality of the foregoing, Common Areas and Facilities include the roof, exterior wall assemblies (including weather walls), exterior and interior structural elements and bearing walls in the Building; the parking areas of the Building; pedestrian sidewalks; service areas; corridors; underground tunnels and pedestrian overpasses to adjoining lands; equipment, furniture, furnishings, and fixtures; stairways, escalators, ramps, and elevators and other transportation equipment and systems; tenant common and public washrooms; electrical, telephone, meter, valve, mechanical, mail, storage, service, and janitorial rooms; communication systems; general sign; columns; pipes, electrical, plumbing, drainage, mechanical, and all other installations, equipment, or services located therein or related thereto as well as the structures housing the same (including, without limitation, the heating, ventilating, and air conditioning systems of the Building).

6.

"Indemnifier" means the Person who has executed or agreed to execute the Indemnity Agreement as outline in section 7.04 of this Lease.

7.

"Landlord" means the party of the First Part. Wherever the word "Landlord" is used in this Lease, it is deemed to have the same meaning as "Lessor", and includes the Landlord and its duly authorized representatives.

8.

"Lands means the lands underneath, adjacent, and appurtenant to the Building, or as such Lands may be altered, expanded, or reduced from time to time.

9.

"Leased Premises" means the premises leased to the Tenant as referred to and described in Section 1.01.

10.

"Mortgagee" means any mortgagee or chargee (including any trustee for bondholders), or the Landlord’s or the owners of the Building’s or the Land’s interest in them. The security documents held by Mortgagees and any ground or underlying leases affecting the Lands of the Building are referred to as "encumbrances" or "Encumbrance" as the case may be and the holder is referred to as the "Encumbrancer".

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	Tenant	Landlord

11.

"Net Usable Area" of any portion of the Building means the area expressed in square feet.

12.

"Normal Business Hours" means the hours from 7 am to 10 pm five (5) days per week unless any such days is a holiday or such other hours as designated by the Landlord.

13.

(a)

"Operating Costs" means the total amounts incurred, paid or payable whether by the Landlord or by others on behalf of the Landlord for the maintenance, operation, repair, replacement, managing, and administration for the Building and the Lands, calculated as if the Building were at least ninety percent (90%) occupied and operational during each Rental Year of the Term.

(b)

Operating Costs include, without limitation and without duplication, the aggregate of:

(i)

the total annual costs and expenses of insuring the Lands, the Building, and the improvements and equipment and other property servicing the Building from time to time, owned or operated by the Landlord or for which the Landlord is legally liable, in such manner and form, with such companies and such coverage (including, without limitation, insurance coverage loss of gross profits including Basic Rent and Additional Rent) and in such amounts as the Landlord, or the Mortgagee, from time to time determines;

(ii)

snow-removal, landscaping, garbage and waste collection and disposal, and the costs of cleaning and painting attributable to Common Areas and Facilities;

(iii)

the aggregate of the costs and amounts paid for (1) all fuel used in heating; (2) all electricity furnished by the Landlord to the Building; (3) all hot and cold water; (4) heating, air-conditioning and ventilating the building and individual premises; (5) telephone and other utility costs, used in the maintenance and operation of the Building; (6) installing energy conservation equipment and safety or life support systems in any portion of the Building; (7) elevator maintenance, operation, repairs, and replacement; (8) security services; and (9) replacing building standard light fixtures, ballasts, tubes, starters, lamps, and light bulbs;

(iv)

salaries, wages, and other amounts paid or payable for all personnel including the Building Manager and related staff, superintendent, operating, and maintenance staff, including contributions and premiums towards fringe benefits, unemployment and Workmen’s Compensation insurance, pension plan contributions, and the total charges of any independent contractors or managers engaged in the repair, care, maintenance, and cleaning of the Building and any portion of the Lands;

(v)

the cost of the rental of any equipment and signs, and the cost of supplies used by the Landlord in the maintenance and operation of the Building and the Lands;

(vi)

audit fees and the cost of accounting services incurred in the preparation of the certificates referred to in this Lease and related financial statements, and in the computation of the rents and charges payable by tenants of the Building;

(vii)

all repairs (including major repairs and, except to the extent set out in the following sentence, structural repairs) and replacements to and maintenance and operation of the Building, and the systems, facilities, and equipment serving the Building. Notwithstanding the foregoing, Operating Costs will not include any costs or expenses incurred in repairing and replacing structural portions of the Building which function as support elements of the Building (as determined by the Landlord or its engineers), such as by way of example, footings and foundations, load bearing walls, structural sub-floors, and structural beams;

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	Tenant	Landlord

(viii)

depreciation or amortization of (1) the costs and expenses including repair and replacement, of all maintenance and cleaning equipment and master utility meters and all other fixtures, equipment and facilities serving or comprising the Building (including, without limitation, the heating, ventilating, air conditioning systems serving the Building) which by their nature, require periodic or substantial repair or replacement, unless, pursuant to Paragraph 13(b)(vii), they are charged fully in the Rental Year in which they are incurred, in accordance with sound accounting principles, and (2) the costs of improvements properly charged to capital account which substantially reduce Operating Costs, amortized over their useful life, as determined by the Landlord in accordance with sound accounting principles;

(ix)

a fee of fifteen percent (15%) of all Operating Costs for the administration and management of the Building;

From the total of the above costs, there is deducted:

(aa)

all net recoveries which reduce Operating Costs received by the Landlord from tenants or by reason of a breach by such tenants of provisions in their respective leases (other than recoveries from such tenants of provisions in their respective leases requiring their contribution to Operating Costs);

(bb)

net proceeds received by the Landlord from insurance policies taken out by the Landlord to the extent that the proceeds related to Operating Costs);

(cc)

mounts chargeable directly to specific tenants by reason of their excess consumption of water, electricity, or other utilities to the extent that such amounts are included in Operating Costs; and

14.

"Person", if the context allows, includes any person, firm, partnership, or corporation, or any group of persons, firms, partnerships, or corporation or any combination thereof.

15.

"Proportionate Share" means a fraction which has as its numerator the Rentable Area of the Leased Premises and as its denominator the Total Rentable Area of the Building.

16.

"Rent" means all Basic Rent and Additional Rent.

17.

"Rentable Area" of any portion of the Building means the area expressed in square feet. The rentable area shall be based on the actual square feet of the leased space plus the common area factor for the building.

18.

"Rentable Year" means a period of time, the first Rental Year commencing on the first day of the Term hereof, and ending on the 30th day of September next following; thereafter Rental Years consists of consecutive periods of twelve (12) calendar months. If however, the Landlord considers it necessary or convenient for the Landlord’s accounting purposes, the Landlord may at any time and from time to time, by written notice to the Tenant, specify an annual date form which each subsequent Rental Year is to commence, and, in that event, the then current Rental Year will terminate on the day preceding the commencement of the new Rental Year. The last Rental Year of the Term will end upon the expiration or earlier termination of this Lease.

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	Tenant	Landlord

19.

"Rules and Regulations" means the rules and regulations adopted and promulgated by the Landlord from time to time as contemplated under Section 14.01, and they include the initial Rules and Regulations appearing in Schedule "D".

20.

"Taxes" means all real property taxes, capital taxes, rates, duties, and assessments (including local improvement taxes), value added taxes, impost charges or levies, whether general or special, that are levied, rated, charged, or assessed against the Building and the Lands or any part thereof from time to time by any lawful taxing authority, whether federal, provincial, municipal, school, or otherwise, and any taxes or other amounts which are imposed in lieu of, or in addition to, any real property taxes whether of the foregoing character or not and whether in existence at the Commencement Date or not, and any such real property taxes levied or assessed against the Landlord or the owners on account of its interest in the Building and the Lands or any part thereof, or their ownership thereof, as the case may be, calculated on the basis of the Building and the Lands being assessed as a fully leased and operational building.

21.

"Tenant" means the party of the Second Part and is deemed to include the word "Lessee" and to mean each and every Person mentioned as the Tenant in this Lease, whether one or more. If there is more than one Tenant, any notice required or permitted by this Lease may be given by or to any one of them and has the same force and effect as if given by or to all of them. Any reference to "Tenant" includes where context allows, the servants, employed, agents, invitees, and licensees of the Tenant and all other over whom the Tenant may reasonably be expected to exercise control.

22.

"Total Rentable Area of the Building" means the aggregate Rentable Area of all portions of the Building leased or available for lease, plus the identified common areas of the building.

INITIALS
	Tenant	Landlord

INITIALS
	Tenant	Landlord